Exhibit 99.1
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COPsync, Inc. Files for Chapter 11 Protection

NEW ORLEANS, LA – October 4, 2017– COPsync, Inc. (OTCPink: COYN) today announced that it has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Louisiana. Adams and Reese LLP has been retained as COPsync’s counsel for the chapter 11, and all pleadings filed can be located at www.copsync.com. COPsync has faced challenges in the past year to include development and installation of legal updates, product updates, and customer service needs. In addition, COPsync has struggled to pay its creditors, employees and debt obligations. The Board of Directors authorized the filing of the Chapter 11 petition to definitively address these challenges.
COPsync retains valuable assets through its dedicated employees and multiple products. COPsync products include the COPsync Network, COPsync911, COURTsync, WARRANTsync, and Vidtac. COPsync has significant value in its intellectual property, including a patent on the COPsync Network. We believe that the value of these products in the marketplace is enough to enable the Company, with proper funding and restructuring, to return to a stable future. We expect to move through this process quickly, ideally within 60-90 days, but recognize that various stakeholders and creditors may request, and could be granted, more time.
“We tried to avoid filing for Chapter 11, but it became clear to us it was the best way forward to usher in a new vision for COPsync,” stated COPsync Chief Executive Officer Ron Bienvenu. “I believe the COPsync products can help protect the men and women in law enforcement who put their lives on the line every day to protect our communities. In the wake of the tragic shooting in Las Vegas, it only underscores the critical nature of our solutions. Our employees have endured many challenges in the last year but remain committed to providing a superior product and service to our loyal customers. This new chapter in COPsync’s evolution will allow us to focus on what is important – servicing our customers and delivering unmatched, mission-critical and real-time communications and situational awareness technologies to them. It is important to note to all of our constituents that this action represents a clear-cut step on the road to recovery and growth. Chapter 11 restructuring will allow us to more effectively manage our debt, pay suppliers and vendors throughout the restructuring process, provide wages to employees, and make necessary software updates.”
About COPsync, Inc.
COPsync, Inc. (OTCPink: COYN) is a technology company that connects law enforcement officers across the nation, enabling communication and sharing of mission-critical non-adjudicated information in real-time. This saves officers’ lives, keeps the public safer, and helps law enforcement officers catch criminals. The COPsync Network™ can help stop child kidnappings, vehicle thefts, bank robberies and other crimes in progress, and arms the nation’s law enforcement officers with needed information so they can help defend against terrorism. For more information, go to www.copsync.com.
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